EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 24 August 2015

CLICK EVIDENCE Inc., a wholly owned subsidiary of ROADSHIPS HOLDINGS, Inc. CHANGES NAME TO TAUTACHROME Inc.

TUSCON, Arizona, August 24, 2015 Roadships Holdings, Inc. (OTC-PINK: RDSH) today announced that the wholly owned subsidiary, Click Evidence, Inc. has undergone a name change to Tautachrome, Inc.

Tautachrome, Inc. which has a number of revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction, is forging forward with planned business developments. The name change is an integral part of the Company’s vision for itself in the balance of the 21st century.

Post the closing of the acquisition of Tautochrome by Roadships on the 21st May 2015, the working relationship in the technology division with the Australian based subsidiary, Polybia Studios has steamed forward. Polybia Studios, which now takes directives from Tautachrome, delivered the developed Safedate app for final review and release earlier this year, and is now firmly entrenched in ongoing development work for products slated, such as Tautachrome’s Klickzie app.

“The name change to Tautochrome captures our business model of advancing new dimensions in human interaction with revolutionary digital imagery products,” said Dr Jon N Leonard, CEO of Roadships Holdings, Inc. and Tautachrome, Inc.

About Roadships Holdings Inc.

Roadships Holdings, Inc. (OTC-PINK: RDSH) is an emerging growth company in the short-sea and ground freight industry sectors operating through its wholly owned subsidiaries in the United States and Australia.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Roadships’ reports filed with the Securities and Exchange Commission. Roadships undertakes no duty to update these forward-looking statements.

Contact; Tautachrome, Inc.

Tel; +1 520 318 5578

Cell; +1 520 288 1908

Email; jon@tautachrone.com

Contact; Polybia Studios Pty Ltd

Tel; +61 7 5554 5883

Cell; 0439 800 915

Email; anugent@polybiastudios.com